Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THRESHOLD PHARMACEUTICALS, INC.

The undersigned, Dr. Harold E. Selick, hereby certifies that:

1. He is the Chief Executive Officer of Threshold Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”).

2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 17, 2001.

3. Article Fourth, Paragraph A of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 52,000,000, consisting of 50,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”) and 2,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

On August 20, 2008, at 12:01 a.m. EST (the “Effective Time”), each six shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one share of the Corporation’s Common Stock, automatically and without any action on the part of the respective holders thereof (the “Reverse Stock Split”). No fractional shares shall be issued in the Reverse Stock Split. In lieu of issuing fractional shares, the aggregate of all fractional shares otherwise issuable in the Reverse Stock Split shall be issued to the Corporation’s transfer agent, as agent for the accounts of all holders of such fractional shares. The transfer agent shall sell all of the fractional interests as soon as practicable after the Effective Time on the basis of the prevailing market prices on the open market on behalf of such holders, and then pay each such holder his, her or its pro rata portion of the sale proceeds.”

4. This Certificate of Amendment of the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the provisions of the Corporation’s Amended and Restated Certificate of Incorporation and with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation at Redwood City, California on August 18, 2008.

/s/ Dr. Harold E. Selick
Dr. Harold E. Selick Chief Executive Officer

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